Exhibit 99

News Release
Axalta Coating Systems 1050 Constitution Avenue Philadelphia, PA 19112 USA	Investor Contact Christopher Evans D +1 484-724-4099 Christopher.Evans@axalta.com	Media Contact Robert Donohoe D +1 267-756-3803 Robert.Donohoe@axalta.com

For Immediate Release

Robert McLaughlin to Retire from Axalta Board of Directors

PHILADELPHIA, March 21, 2024 – Axalta Coating Systems Ltd. (NYSE: AXTA), a leading global coatings company, today announced that Robert M. McLaughlin has decided that he will retire from Axalta’s Board of Directors and will not stand for re-election at Axalta’s 2024 Annual General Meeting of Members (the "AGM"). Mr. McLaughlin has been a member of Axalta’s Board since 2014 and currently serves as the Chair of the Audit Committee and a member of the Compensation Committee. Mr. McLaughlin will continue to serve as a member of the Board until the AGM.

“It has been a privilege to serve as a member of Axalta’s Board for the past ten years,” said Mr. McLaughlin. “I am proud of the evolution and growth of the company over the past decade. I believe Axalta has a bright future and I look forward to watching Chris and the team lead the company to even greater success,” Mr. McLaughlin added.

“On behalf of the Board, I would like to thank Bob for his decade of Board service and leadership of the Audit Committee,” said Rakesh Sachdev, Axalta’s Board Chair. “Bob has been a leader on the Board as we've overseen the advancement of the company’s business and strategy. His dedication and many contributions to the Board and the company are greatly appreciated.”

Chris Villavarayan, Axalta’s Chief Executive Officer and President added, “Bob was instrumental in helping me integrate into Axalta and has been an incredible thought partner. It has been tremendous to work with him over the past year as we’ve positioned the company for success. I wish Bob the best.”

In connection with the decision of Mr. McLaughlin not to stand for re-election at the AGM, the Board has appointed Jan Bertsch, a current Board member and member of the Audit Committee, to serve as Chair of the Audit Committee, effective in June 2024.

Axalta is a global leader in the coatings industry, providing customers with innovative, colorful, beautiful, and sustainable coatings solutions. From light vehicles, commercial vehicles and refinish applications to electric motors, building facades and other industrial applications, our coatings are designed to prevent corrosion, increase productivity, and enhance durability. With more than 150 years of experience in the coatings industry, the global team at Axalta continues to find ways to serve our more than 100,000 customers in over 140 countries better every day with the finest coatings, application systems and technology. For more information visit axalta.com and follow us @axalta on X.